SMITH, BARNEY ADVISERS, INC.
	1345 Avenue of the Americas
	New York, N.Y. 10105


		September 18, 1991



Smith Barney, Harris Upham & Co. Incorporated
  1345 Avenue of the Americas
    New York, N.Y. 10019


Dear Sirs:

     We have entered into an Agreement with Smith Barney World Funds, Inc., a Maryland corporation (the "Fund"), pursuant to which we are to act as investment adviser to the Fund. We hereby agree with you as follows:

     1. You agree for the duration of this agreement that your Research Department will furnish us with all such factual information and investment recommendations, the same kind as such Research Department from time to time provides to your investment account managers, as we shall reasonably request. We shall expect of you, and you shall give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable under this paragraph for any mistake of judgment or in any event whatsoever, except for lack of good faith.

     2. In consideration of your agreements set forth in paragraph 1 above, we agree to pay you on the basis of direct and indirect costs to you of performing such agreements. Indirect costs shall be allocated on a basis mutually satisfactory to you and us.

     3. As used in this agreement, the terms "assignment" and "majority of the outstanding voting securities" shall have the meanings given to them by Sections 2(a)(4) and 2(a)(40), respectively, of the Investment Company Act of 1940 as amended.

     This agreement shall terminate automatically in the event of its assignment, or upon termination of the above-mentioned agreement between the Fund and the undersigned.

     This agreement may be terminated at any time, without the payment of any penalty, (a) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund or by the undersigned on sixty days' written notice addressed to you at your principal place of business; and
(b) by you, without payment of any penalty, on sixty days' written notice addressed to the Fund and the undersigned at the Fund's principal place of business.

     This agreement shall be submitted for approval at the first annual meeting of shareholders of the Fund and if then approved, to the Board of Directors of the Fund annually thereafter. This agreement shall continue in effect only so long as its continuance is specifically approved annually as required by the Investment Company Act of 1940, as amended.




     4. Anything in this agreement to the contrary notwithstanding, we agree that we shall use the name "Smith Barney" and your "Smith Barney" design only for so long as we are your wholly-owned subsidiary and that in any event you may withdraw this permission upon 30 days' written notice and require us to cease any particular use of the name upon 30 days' written notice.

     5. This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

		Very truly yours,

		SMITH, BARNEY ADVISERS, INC.



		By
	                 	        President

The foregoing agreement is hereby
accepted as of the date first above written.

SMITH BARNEY, HARRIS UPHAM & CO. INCORPORATED



By